ENDORSEMENT APPLICABLE TO
                    CREDITS APPLIED TO ANNUITY ACCOUNT VALUE


When issued with this Endorsement, this Contract provides for an amount, referred to as a "Credit," to be allocated to your Annuity Account Value (defined in Section 1.02) at the time a Contribution is received.

Credits

Credits are allocated pro rata to the Investment Options in the same proportion as the applicable Contribution. The Credit is equal to [3%] of each Contribution. If you exercise your right to cancel this Contract under the ["Ten Days to Cancel"] provision (described on the cover page) the amount payable will be reduced by the amount of the Credit. [However, the amount payable will reflect any investment gain or loss which applies to the Credit.]








EQUITABLE OF COLORADO, INC.



/s/ Samuel B. Shlesinger                          /s/Linda J. Galasso
-------------------------------------             -----------------------------
Samuel B. Shlesinger,                             Linda Galasso,  Secretary
President and Chief Executive Officer



No. 98EOCECENDIIA/B